Exhibit 99

Hormel Foods Announces the Retirement of Steve Binder, Executive Vice President and President, Hormel Business Units and the Advancement of Tom Day to Executive Vice President, Refrigerated Foods

AUSTIN, Minn., (February 6 , 2018) – Hormel Foods Corporation (NYSE:HRL), today announced that Steve Binder, executive vice president and president Hormel Business Units, will retire at the end of the Second Quarter Fiscal 2018. The company also announced the advancement of Tom Day to executive vice president, Refrigerated Foods. Day currently serves as group vice president, Refrigerated Foods.

“The experience and knowledge of our senior leadership team have always been a key differentiating factor for Hormel Foods, and that’s certainly evident in the careers of Steve and Tom,” said Jim Snee, chairman, president and chief executive officer, Hormel Foods. “Steve has been an important leadership force within Hormel Foods, and has achieved a great track record of success throughout his 38 year career.  Tom’s career at Hormel Foods also spans well over three decades, and he has been instrumental in the continued growth and success of Refrigerated Foods.  I wish Steve all the best in retirement and look forward to working more closely with Tom in the years ahead.”

Steve Binder

As executive vice president and president of Hormel Business Units, Steve Binder is responsible for the company’s Refrigerated Foods and Grocery Products reporting segments, and Consumer Products Sales. Binder joined Hormel Foods in 1979 and progressed through numerous sales and management positions within the meat products and foodservice groups eventually being named vice president of the foodservice group, group vice president of the foodservice group and group vice president of Refrigerated Foods. He was named executive vice president of Refrigerated Foods in 2010 and assumed his current position in 2011.

Tom Day

As group vice president for the Refrigerated Foods group at Hormel Foods, Tom Day is responsible for the general management of the company’s largest business unit. Day joined Hormel Foods in 1981 and has held positions of increasing responsibility in sales, sales management and general management. Day was named senior vice president of foodservice in 2007 and was promoted to group vice president, foodservice in 2010. He assumed his current role in October 2013.

About Hormel Foods – Inspired People. Inspired Food.™

Hormel Foods Corporation, based in Austin, Minn., is a global branded food company with over $9 billion in annual revenues across 75 countries worldwide. Its brands include SKIPPY®, SPAM®, Hormel® Natural Choice®, Applegate®, Justin’s®, Wholly Guacamole®, Hormel® Black Label® and more than 30 other beloved brands. The company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named one of “The 100 Best Corporate Citizens” by Corporate Responsibility Magazine for the ninth year in a row, and has received numerous other awards and accolades for its corporate responsibility and community service efforts. In 2016, the company celebrated its 125th anniversary and announced its new vision for the future – Inspired People. Inspired Food.™ – focusing on its legacy of innovation. For more information, visit www.hormelfoods.com and https://csr.hormelfoods.com/.